Exhibit 99.1

CORPORATE PARTICIPANTS

Laurence Geller

Strategic Hotels & Resorts - President and CEO

Diane Morefield

Strategic Hotels & Resorts - EVP, CFO

Jon Stanner

Strategic Hotels & Resorts - VP, Capital Markets & Treasurer

CONFERENCE CALL PARTICIPANTS

Bill Crow

Raymond James & Associates - Analyst

Will Marks

JMP Securities - Analyst

Enrique Torres

Green Street Advisors - Analyst

Rich Hightower

ISI Group - Analyst

Smedes Rose

Keefe, Bruyette & Woods - Analyst

Matthew Dodson

Edmunds White Partners - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the fourth quarter 2011 Strategic Hotels & Resorts earnings conference call. My name is Jasmine and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of today’s conference.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s conference, Mr. Jon Stanner, Vice President, Capital Markets and Treasurer. Please proceed.

Jon Stanner - Strategic Hotels & Resorts - VP, Capital Markets & Treasurer

Thank you. Good morning, everyone. Welcome to Strategic Hotels & Resorts fourth quarter and full-year 2011 earnings conference call. Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the Investor Relations section. We are hosting a live webcast of today’s call, which can be accessed by the same section of the site with the replay of today’s call also available for the next month.

Before we get underway, I would like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the Company operates, in addition to managements’ beliefs and assumptions. Forward-looking statements are not guarantees of performance, and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg G requirements.

I would now like to introduce the members of the management team here with me today; Laurence Geller, President and Chief Executive Officer and Diane Morefield, our Chief Financial Officer. Laurence?

Laurence Geller - Strategic Hotels & Resorts - President and CEO

Good morning. 2011 was truly a terrific transformational year for Strategic Hotels & Resorts. During the year, we methodically completed our comprehensive balance sheet restructuring program, culminating with a successful partial tender for preferred stock and the announcement of the declaration of the accrued and first quarter 2012 preferred dividend payment. Our asset management driven industry leading operating results continued to be impressive as our double-digit RevPAR growth, nearly 13% for the year in our U.S. portfolio, again led our peer group by a considerable margin. Most importantly, our hotels once again outperformed their respective market-specific competitive sets for 2011, gaining 1.5% in Smith Travel’s RevPAR penetration index for the sixth consecutive quarter.

We continue our very bullish outlook for the high-end lodging industry in general, but more specifically for our unique portfolio of great assets located in multi-segmented, high barrier to entry markets. Our current group pace for 2012 is up 1% in room nights, with the average rate on those rooms up 3.2%, translating into group RevPAR being up 4.2% for the year. We’re very comfortable with this level of comparative group pace given the group booking window was indeed lengthening in the first half of last year. Then market turmoil and globally negative headlines focused on the nation’s debt ceiling debate and the on-going European sovereign debt crisis caused a noticeable shortening of the booking window. These factors, combined with ongoing political uncertainty, have resulted in corporate uncertainty and the narrowing booking time frame has persisted into this year. When you combine this with tougher comparisons from strong 2011 results, then all of this is having a noticeable impact on our comparative full-year 2012 group pace. As of the end of January, we had approximately 70% of our expected 2012 group rooms on the books, which is consistent with where we were at this time last year. For reference, during our peak year of 2007, we had about 80% of our group rooms on the books at the end of January.

We are now building off an already improving group base. Occupied group room nights in 2011 increased 5.4% with rates on those rooms up nearly 6%. Group RevPAR increased a significant 11.6% in 2011. It is important to remember that the group booking window remains very short-term and we anticipate another strong year of in-the-year-for-the-year that’s ITYFTY group bookings. As an illustration, group RevPAR is up approximately 4% for the full-year, however, in the first quarter, group room nights are already up over 7% with rate up over 3%, yielding an 11% increase in group revenue. Group production remains strong in January with group room night bookings 6% higher than January 2011. Group non-room spending trends are continuing to strengthen at our properties. As an example, banqueting revenues were up 11% in 2011 with banqueting revenue per occupied group room increasing 6% compared to 2010.

Our transient business also improved in 2011 with room nights up 4.6% at rates 5.7% higher, as we continue to aggressively book more rooms in the higher rated segments of our business. For both group and transient demand, corporate business was the primary driver of growth in 2011 highlighted by our corporate transient demand, which was 9% higher than its previous peak in 2007.

Our 2012 RevPAR guidance of 6% to 8% reflects a continuation of a strong recovery in the high-end lodging sector and implies a two-year RevPAR compounded annual growth rate of nearly 9%. This important metric takes into account our out-performance last year which is again continuing into this year and the obviously resultant tougher comparisons for us in 2012. This number of 9% is consistent with the trends of the two previous cyclical recoveries, where luxury RevPAR growth CAGRs average between 8% and 8.5% over a multi-year recovery.

We have implemented sustained productivity measures which we believe will lead to longer-term improvement in hotel margins. For example, reduction in management employees continued throughout 2011 and, for the year, the number of management employees was down 23% at our hotels compared to 2007 and our property-level EBITDA margins have improved approximately 450 basis points since year-end 2009.

We have a healthy pipeline of high-yielding cap-ex projects and a program in place to implement these in a tailored and flexible manner at the appropriate time. The virtually 0% supply growth environment in our markets foreshadows a sustained robust recovery and continued upward pressure on rates. Finally, and importantly as an indicator of market strength, the same positive trends of last year have continued into the first two months of this year.

With that, I would like to turn the call over to Diane.

Diane Morefield - Strategic Hotels & Resorts - EVP, CFO

Thank you, Laurence. Good morning, everyone. Yesterday we reported fourth quarter Comparable EBITDA of $39.9 million, which is a 16% increase over the fourth quarter of 2010, and comparable FFO of $0.11 per share, compared to $0.03 per share in the prior year. I want to point out our fourth quarter Comparable FFO results included a $10.7 million one-time gain related to our successful preferred equity tender; FFO would have been $0.05 per share, excluding this gain. For the full-year, Comparable FFO was $0.20 per share, compared with $0.05 per share in 2010. Again, excluding the one-time gain associated with the preferred equity tender, FFO would have been $0.14 per share, a very healthy per share improvement.

Improvements in both demand and average rate were broad based throughout our portfolio and covered nearly every segment of our business. RevPAR in our same store North American portfolio increased 11%, driven by a 6% increase in average rate, led by a 7% increase in corporate transient rate and a 6% increase in group rates. Non-rooms revenue increased a very solid 8% as food and beverage revenues increased by 12% and banquet revenues were up 11%. As a result, Total RevPAR increased 9.6% for 2011.

RevPAR in the fourth quarter increased 9.8% in our same store portfolio, despite a more difficult comparison to the fourth quarter of 2010. ADR increased 6.4% and occupied room nights were up over 3% in the quarter. As a result, the fourth quarter represented the eighth consecutive quarter of improving demand, driven by group room nights which were nearly 9% higher than the fourth quarter of 2010. Another leading indicator of robust demand is compression nights, defined as nights in which occupancy is 90% or higher. In the fourth quarter, compression nights increased 26% at 6% higher rates. For the full-year 2011, compression nights increased 24% at rates 17% higher.

Operating costs at our hotels remain very well controlled. Our GOP margins expanded 260 basis points in the fourth quarter, and though we reported an 80 basis point contraction in EBITDA margins, the comparison is skewed by a $4.9 million real estate tax refund we recorded at our two Chicago properties in the fourth quarter of 2010. Excluding this refund, EBITDA margins actually expanded 240 basis points and our EBITDA to RevPAR growth ratio was 2.3 times. For the full-year, EBITDA margins expanded 160 basis points, but again, excluding the Chicago real estate tax refunds, margins actually expanded 240 basis points and our EBITDA to RevPAR growth ratio was 2.2 times for the year.

Productivity, measured by hours worked per occupied room night, has improved 8% when compared to 2007, with FTEs down 13% since that point. The Four Seasons Punta Mita continued to be a drag on our 2011 results, as RevPAR growth in just our same store U.S. portfolio was 12.7%, a full 1.7% higher than our blended North American portfolio. Though we remain cautious on the near-term prospects for recovery at our hotel in Mexico, we are encouraged by the U.S. Department’s recent mandate, which lifted their travel advisory for Puerto Vallarta and Nayarit, where our Four Seasons hotel is located. The State Department had formally eliminated the travel advisory on the Cabo San Lucas area and Cabo has actually performed better than the other Mexican resort areas recently. In addition, the mid-year election for a new President in Mexico could be a positive catalyst as the year progresses.

Turning to our balance sheet and our liquidity, during the year, as it has been well reported, we completed our balance sheet restructuring and now have a balance street structure that is well positioned for internal ROI capital projects and for consideration of external growth opportunities. The final phase of this restructuring was a successful tender for 3.2 million preferred shares. This reduced the level of preferred on our balance sheet from $371 million to $289 million, our annual dividend payment has been reduced from an annual run rate of almost $31 million to $24.2 million, and the accrued dividend payment was reduced from almost $92.7 million to $72.5 million. As part of the successful tender, we declared 12 quarters of accrued and unpaid dividends, which will be paid at the end of June and yesterday we announced the declaration of the first quarter preferred dividend also to be paid on June 29. The timing of the first quarter payment is restricted by our preferred documents, which dictate that no current preferred dividends can be paid prior to paying unpaid accrued dividends. We want to highlight that we will address the second quarter dividend next quarter in the ordinary course of business, which will require board approval at that time.

We currently have approximately $54 million drawn on our $300 million line of credit and approximately $72 million of unrestricted cash, including cash held at our hotels. We also have two unencumbered assets in the Four Seasons Silicon Valley and Jackson Hole, so our liquidity position is very sound.

Turning to 2012 guidance, we are very pleased with our incredibly strong 2011 results and our leading indicators for 2012 suggest a sustained recovery is well underway. There are always macro-economic risks that can give us pause, such as the recently escalating oil prices and ongoing discussions regarding the European financial crisis. In addition, our guidance assumes relatively modest GDP growth in 2012 in the 2.0% to 2.5% range. However, the underlying demographics for our portfolio continue to be very healthy, including corporate America for both group and transient business, and high income transient leisure travelers.

Based on these various factors and assumptions, we are in a position to provide 2012 guidance in the following ranges: Our EBITDA guidance is in the range of $165 million to $180 million, and FFO between $0.22 and $0.30 per fully diluted share. Same store North American RevPAR is projected to grow between 6.0% and 8.0%, and Total RevPAR growth is projected to grow between 5.0% and 7.0%. Our EBITDA margins are expected to expand by 100 basis points to 175 basis points this year. Our G&A expense is expected to be in a range of $22 million to $24 million, and I want to point out that the midpoint of that range is still a 24% reduction from our 2007 G&A level. Capital expenditures are expected to be in the $65 million to $75 million range, including $35 million in hotel-level contractual funding for FF&E spending. The remaining $30 million to $40 million represents variable owner-funded capital spending, which we are considering based on projected returns, potential displacement, and other timing factors. Our guidance range reflects some displacement related to these projects, and we will provide more details if and when those expenditures materialize.

With that overview, we would now like to open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question comes from the line of Bill Crow from Raymond James.

Bill Crow - Raymond James & Associates - Analyst

Hey, good morning, guys, heck of a year. Let me start with group demand for 2012 because I think it is a little bit lower, when you talk about the pace, than what we would have hoped for. Is there any particular demand segment that is maybe weighing on demand at this point?

Laurence Geller - Strategic Hotels & Resorts - President and CEO

Good morning, Bill. Thank you for the compliment, we appreciate it. It’s actually not; we are really pleased with the results. I think the issue we have to grapple with is we were on a lengthening trend for the first six months of the year, really healthy in terms of group bookings. Production numbers were very strong and they were going way out into 2012. In late July and early August, when the chaos started politically here and with Europe, the corporate booking intermediaries clammed up and really started booking as late into the terms as they could, making sure they kept the space. So, we haven’t actually seen anything other than the shortening of the cycle and, in fact, the lengthening of the trend.

Here is an interesting statistic, our financial services industry, which everybody was predicting to drop down last year, in fact, outperformed by over 25% of the amount of room nights in our portfolio from financial services in 2007. Whereas technology has gradually been increasing and has actually outpaced financial services as the number two segment. So, I think the issue for us is a tough comparison for the first six months and a much shorter booking window. I share our asset management team’s thinking that we will have a very good year, providing there are no extraordinary exogenous events that come along. So, there’s nothing in the trends to put it down. We have outperformed with a 9% CAGR anticipated and we have outperformed everybody in RevPAR, and in order to keep that 9%, that really is a precursor of really strong group bookings for this year.

Bill Crow - Raymond James & Associates - Analyst

Yes. Okay, that’s helpful. Punta Mita, which has been a drag, have you seen any increase in demand from Brazil or other South American countries? We are hearing that they are turning to Mexico as a possible destination.

Laurence Geller - Strategic Hotels & Resorts - President and CEO

There’s no question about it. That really is the three big countries mix, Brazil, Chile and Argentina that have come in. We have focused very heavily our own direct sales staff in those markets and we’re seeing results. They are lower rated than our U.S. driven business. Having said that, from November onwards, we started to see stabilization in our business, and, in fact, had probably I think the best festive season, in terms of revenues that we have ever had over Christmas and the New Year.

We have been very pleased with a slow but steady pick-up that has happened in January. We anticipate more group business, given the lifting of the travel advisory for this particular area. I think it was about two or three weeks ago. So, we’ll focus, we have no choice but to focus, on extra resources on the three big countries in South America, but we’re not going to give up on anticipating an increase in Mexico. But, candidly, negative headlines, whether they’re a thousand miles away, if somebody does something stupid in Tijuana, we’re going to get an impact, as will everywhere else.

Bill Crow - Raymond James & Associates - Analyst

Sure. Finally for me, I know this is something you’re going to fight tooth and nail, but amenity creep, whether it’s Ritz or Four Seasons, the higher-end properties, can you talk about what you’re starting to hear from the brand companies?

Laurence Geller - Strategic Hotels & Resorts - President and CEO

There is no doubt that there has been a propensity over the past decades, when there are problems or where people are embarrassed about putting the rate up too much to throw labor at it. It just isn’t happening in our hotels. We have agreements with the chains and we are very careful about it.

I think the biggest evidence is that when we were looking at trailing 12 (months), I think two quarters ago, we reported to you that the number of management teams was down 21% over trailing 12 (months), yet we finished the year at 23%. I think we’re containing it, I can’t speak for the other owners or other operators, but I can say generically, I find the operators pretty sensible. They get that we have got to really hold this and we have got an opportunity of systematically changing our industry, and I think you start at the high-end and it flows down.

Bill Crow - Raymond James & Associates - Analyst

Thank you. Appreciate the time.

Operator

Our next question comes from the line of Will Marks with JMP Securities.

Will Marks - JMP Securities - Analyst

Thank you. Good morning, Laurence, Diane and Jon. First, I want to ask, this may be a repeat, but have you given a January stat for your total portfolio?

Diane Morefield - Strategic Hotels & Resorts - EVP, CFO

No. We just give full-year guidance.

Will Marks - JMP Securities - Analyst

I guess what I meant is can you tell us how the month of January went, year-to-date?

Laurence Geller - Strategic Hotels & Resorts - President and CEO

Will, we obviously can’t give you those specifics, but I think I can repeat that the same positive trends in all segments of our demand generation continued into January and February.

Will Marks - JMP Securities - Analyst

Fair enough. Next question, just on looking back at this current portfolio at the peak, if that’s possible, where are EBITDA margins, any information you can give?

Diane Morefield - Strategic Hotels & Resorts - EVP, CFO

Yes, for the same store portfolio, the gross operating profit margin peak was around 36% and the EBITDA margin peak was 26%. Again, that is just same store.

Will Marks - JMP Securities - Analyst

Okay, thanks. What would that exclude? Only properties you own then?

Diane Morefield - Strategic Hotels & Resorts - EVP, CFO

It would be only the properties we owned in 2007 and own today, and that are consolidated.

Will Marks - JMP Securities - Analyst

Okay. Then just last question, broad overview of where the RevPAR growth should be and should not be this year in terms of markets?

Laurence Geller - Strategic Hotels & Resorts - President and CEO

Let me make sure. I read a lot in the other transcripts about people talking about D.C. We had a great year in D.C. because we run at a 150% market share penetration, so we upped that dramatically after we bought the property. We’ll have a slower year this year because of the IMF, which helped us with such a good year last year, and won’t be repeating this year. We’ll take advantage of that to do some delayed capital expenditure work, which will result in displacement primarily in the garage. So, that’s one side.

I think the big opportunities to watch or the big trend indicators would be the Westin St. Francis, the Ritz-Carlton Laguna Niguel, and Fairmont Scottsdale. Scottsdale is a JV (joint-venture) obviously, but those will be the trend indicators that will have the most impact on us.

Will Marks - JMP Securities - Analyst

Okay. That’s all for me. Thank you.

Operator

Your next question comes from the line of Enrique Torres with Green Street Advisors.

Enrique Torres - Green Street Advisors - Analyst

Good morning, guys.

Diane Morefield - Strategic Hotels & Resorts - EVP, CFO

Hi, Enrique.

Enrique Torres - Green Street Advisors - Analyst

In terms of non-rooms spend, what is the more recent trends you guys are seeing? What are your expectations for 2012 relative to the RevPAR growth?

Diane Morefield - Strategic Hotels & Resorts - EVP, CFO

Well for non-rooms spend, we reported that food and beverage and ancillary spend was very healthy last year. Again, in our guidance, Total RevPAR is obviously below straight RevPAR growth by about 100 basis points on both sides of the range. So, we continue to have very, very strong ancillary spend. As you know, about half of our revenue is from rooms and the other half is from food and beverage and other revenue.

Laurence Geller - Strategic Hotels & Resorts - President and CEO

Enrique, we saw nearly a 13% increase in food and beverage revenues in the fourth quarter, but part of that was really Michael Jordan’s Steak House in Chicago, which has proved to be a stunning success and delivering very high ROI for us. Excluding Michael Jordan’s our F&B revenues were up 9%. Banqueting revenues are up, spends are up on a per-cover basis as well as number of covers. We are not seeing an increase in spa spending, but that is a demographic issue rather than anything to do with actual consumer potential to spend. It really is a trend against the spa services that have traditionally been provided. We are working aggressively on reformatting our spaces.

Enrique Torres - Green Street Advisors - Analyst

That was really helpful. Thank you. In terms of the transaction market, are there any deals that you are seeing come to market, can give us some color on the transaction market, or is there any product that would fit well with your portfolio? Then, and if I look at your stock price, it’s pretty similar to when you did the Four Seasons deal. Now with the price where it is, would you consider going out and doing more acquisitions?

Laurence Geller - Strategic Hotels & Resorts - President and CEO

You asked two questions. First of all, as far as the transaction market, it has been very, very slow. Obviously, we saw deals crater at the end of last year. We saw a trade with Bacara on the West Coast late in the year and this has been remarketed again. We are clearly watching it. We see few properties on market, most of which wouldn’t be of interest to us. We hear of a lot of properties off market, many of which we watch, we follow, and we talk to people. Slow and steady for us, I think the stock is performing well. Values have increased despite all of the hyperbole and values are still increasing in these assets. So, we would be very cautious about issuing stock, it would have to be for a very strategic purpose.

Enrique Torres - Green Street Advisors - Analyst

Okay great, thank you.

Operator

Your next question comes from the line of Rich Hightower of ISI Group.

Rich Hightower - ISI Group - Analyst

Most of my burning questions have been answered, but can you give us any update on booking trends in London just with the Olympics this summer?

Laurence Geller - Strategic Hotels & Resorts - President and CEO

Well, I’m glad that your burning questions have been doused (laughter). London has performed very well and continues to. We are very cautious. Obviously, we have the Olympics, and then a gap, and then the Paralympics. We are very cautious because traditionally, over the last five Olympics that we have watched, you get cancellations or people not coming at the last minute. They’ll suddenly see a headline, tickets aren’t available, or something like that.

We are anticipating a very good year based on corporate business at our London property. Transient business is still strong and financial services are still strong there. A little uncertainty only around the Olympics, not a question of rate, but it’s a question of whether there is any falloff. I think we’re going to have a tremendous year in London, whether it’s going to be, gosh, that really was tremendous, or just, my word, that was tremendous. I don’t know. I’m putting my British accent on for the London question.

Rich Hightower - ISI Group - Analyst

Right (laughter). Okay, I mean it’s a little bit counterintuitive. I would have thought that maybe some of those Olympic-related rooms would have been booked early on, but I guess not.

Laurence Geller - Strategic Hotels & Resorts - President and CEO

Let me make sure. I probably did a clumsy job. What happens, this is not unusual, we see a falloff in the early booked rooms. That is not bad because those rooms are booked at lower rates.

Rich Hightower - ISI Group - Analyst

Right.

Laurence Geller - Strategic Hotels & Resorts - President and CEO

They are Olympic Committee driven, so they fall off. We then have to hope that we can fill them in with high-rated transient, which is traditionally what happens, but I can’t predict that because it’s uncertain.

Rich Hightower - ISI Group - Analyst

Right. Okay, makes sense. Thank you very much.

Operator

Your next question is from the line of Smedes Rose with Keefe, Bruyette & Woods.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

I just wanted to ask you a little bit more on your guidance, and looking at the lower end of the range, is that just more reflective of potentially more displacement activity as you roll out these cap-ex programs you hinted at? Or is that more, just being conservative that if the economy kind of slows from the GDP forecast that you have baked in, et cetera?

Diane Morefield - Strategic Hotels & Resorts - EVP, CFO

Well Smedes, I think there are a couple of factors. First of all, early in the year, we always give a wider range, just because there’s still a lot of the year left to see how it plays out. Yes, we have factored in, effectively reserved for potential displacement based on all the projects that we have teed up, but we don’t know exact timing or if they will all get done this year.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay. That’s helpful. Thank you.

Operator

(Operator Instructions) Your next question will come from the line of Matthew Dodson with Edmunds White Partners.

Matthew Dodson - Edmunds White Partners - Analyst

Could you help me understand just from the preferred standpoint, so, you declared the March dividend, but you’re paying it in June?

Diane Morefield - Strategic Hotels & Resorts - EVP, CFO

Correct.

Matthew Dodson - Edmunds White Partners - Analyst

So, potentially then will you decide if you declare the June dividend, or are you going to start to be current then on your dividends?

Diane Morefield - Strategic Hotels & Resorts - EVP, CFO

Yes.

Matthew Dodson - Edmunds White Partners - Analyst

Then the other question, if I could just finish, the other question is then can you help us understand since you have right-sized the capital structure, when you can potentially start paying a dividend for the common?

Diane Morefield - Strategic Hotels & Resorts - EVP, CFO

Okay, let me address the preferred first. We have three series of preferred outstanding and a little bit of documentation between the three series. You can’t pay a current if you haven’t caught up all your accrued. So, since we had already announced that the accrued portion would be paid in June, we wanted to announce that the first quarter is officially declared, but will be paid at the same time as the 12 quarters of accrued. The second quarter dividend we will address at the appropriate time in the second quarter, any dividend declaration, preferred or common requires Board approval. So, you would just expect to see some type of announcement during the second quarter in the normal course of business. Then, following that, the third quarter on, yes, it’s just a quarterly analysis and announcement.

Regarding the common dividend, first of all, we can’t pay a common dividend until the accrued is current. There are also other regulators such as the minimum fixed charge coverage on our line of credit. So at this point, we wouldn’t meet those requirements. Again, the common dividend is a priority and will be addressed as our cash flow continues to increase. As soon as we feel it’s appropriate, we would certainly want to get back to paying the common dividend.

Matthew Dodson - Edmunds White Partners - Analyst

Thank you.

Diane Morefield - Strategic Hotels & Resorts - EVP, CFO

Any others?

Operator

We have no further questions at this time. I would like to turn the call over to Mr. Laurence Geller for closing remarks.

Laurence Geller - Strategic Hotels & Resorts - President and CEO

Well, thank you, everybody. I know how busy an earnings season this has been. We appreciate your attention. We had a tremendous 2011, really successful, and we have a great portfolio. So, here is hoping for a great 2012 for us and for our industry and we look forward to speaking to you next quarter.